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Exhibit 23
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (No. 33-24372, No. 33-36471, No. 33-40864, No. 33-48643, No. 33-68200, No.
33-80696 and No. 333-29247) on Form S-8 pertaining to the 1984 Stock Option Plan, the 1993 Officer and Director Stock Option Plan, the 1987 Stock Option Plan, the Director Warrant Program and certain Nonemployee Director Options of Dallas Semiconductor Corporation of our report dated January 7, 1998, with respect to the consolidated financial statements and schedule of Dallas Semiconductor Corporation included in the Annual Report (Form 10-K) for the fiscal year ended December 28, 1997.





Dallas, Texas
March 2, 1998